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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

bebe stores, inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
075571 10 9
(CUSIP Number)
Not applicable.

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☐      Rule 13d-1(c)

        ☒      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            075571 10 9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Manny Mashouf ###-##-####

2	CHECK THE APPROPRIATE BOX IF	(a)	☐
	A MEMBER OF A GROUP*	(b)	☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
315,476*

		6	SHARED VOTING POWER
20,351,722**

		7	SOLE DISPOSITIVE POWER
315,476*

		8	SHARED DISPOSITIVE POWER
20,351,722**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20,778,588

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
81.8%

12	TYPE OF REPORTING PERSON*
IN

*
As trustee of the Manny Mashouf Charitable Remainder Unitrust December 21, 1998

**
As trustee of the Mashouf Family Trust UTD April 1, 1998

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 2 of 10 pages

CUSIP No.            075571 10 9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Neda Mashouf ###-##-####

2	CHECK THE APPROPRIATE BOX IF	(a)	☐
	A MEMBER OF A GROUP*	(b)	☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
20,351,722***

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
20,351,722***

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20,351,722***

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
80.1%

12	TYPE OF REPORTING PERSON*
IN

***
As trustee of the Mashouf Family Trust UTD April 1, 1998

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 3 of 10 pages

CUSIP No.            075571 10 9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Manny Mashouf TTEE Manny Mashouf Charitable Remainder Unitrust December 21, 1998 ###-##-####

2	CHECK THE APPROPRIATE BOX IF	(a)	☐
	A MEMBER OF A GROUP*	(b)	☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
315,476

		6	SHARED VOTING POWER
None

		7	SOLE DISPOSITIVE POWER
315,476

		8	SHARED DISPOSITIVE POWER
None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
315,476

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 4 of 10 pages

CUSIP No.            075571 10 9

ITEM 1.

(a)	Name of Issuer:
bebe stores, inc.

(b)	Address of Issuer's Principal Executive Offices:
380 Valley Drive Brisbane, California 94005

ITEM 2.

(a)	Name of Person Filing:
(1) Manny Mashouf, Trustee of the Mashouf Family Trust UTD April 1, 1998
(2) Neda Mashouf, Trustee of the Mashouf Family Trust UTD April 1, 1998
(3) Manny Mashouf TTEE Manny Mashouf Charitable Remainder Unitrust December 21, 1998 ("Trust")

(b)	Address of Principal Business Office or, if none, Residence:
Manny Mashouf 380 Valley Drive Brisbane, California 94005
Neda Mashouf 380 Valley Drive Brisbane, California 94005
Trust 380 Valley Drive Brisbane, California 94005

(c)	Citizenship:
Manny Mashouf: United States of America Neda Mashouf: United States of America Trust: United States of America

(d)	Title of Class of Securities:
Common Stock

(e)	CUSIP Number:
075571 10 9

Page 5 of 10 pages

CUSIP No.            075571 10 9

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
(a)	☐	Broker or Dealer registered under section 15 of the Act
(b)	☐	Bank as defined in section 3(a)(6) of the Act
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940
(e)	☐	Investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);
(g)	☐	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i)	☐	Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(j)	☒	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

(a)	Amount Beneficially Owned:
Manny Mashouf: 20,778,588* Neda Mashouf: 20,351,722* Trust: 315,476

(b)	Percent of Class:
Manny Mashouf: 81.8% Neda Mashouf: 80.1% Trust: 1.2%
Based on 25,394,487 shares of the Issuer's Common Stock outstanding as of December 31, 2001.
* In their capacity as trustees.

Page 6 of 10 pages

CUSIP No.            075571 10 9

(c)	Number of shares as to which the person has:

	(i)	sole power to vote or to direct the vote:
Manny Mashouf: 315,476 Neda Mashouf: 0 Trust: 315,476

	(ii)	shared power to vote or to direct the vote:

Manny Mashouf: 20,351,722 Neda Mashouf: 20,351,722 Trust: none

	(iii)	sole power to dispose or to direct the disposition of:

Manny Mashouf: 315,476 Neda Mashouf: 0 Trust: 315,476

	(iv)	shared power to dispose or to direct the disposition of:
Manny Mashouf: 20,351,722 Neda Mashouf: 20,351,722 Trust: none

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

Page 7 of 10 pages

CUSIP No.            075571 10 9

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

Page 8 of 10 pages

CUSIP No.            075571 10 9

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 8, 2002
/s/ MANNY MASHOUF
Manny Mashouf TTEE Mashouf Family Trust UTD April 1, 1998

/s/ NEDA MASHOUF
Neda Mashouf TTEE Mashouf Family Trust UTD April 1, 1998

/s/ MANNY MASHOUF
Manny Mashouf TTEE Manny Mashouf Charitable Remainder Unitrust December 21, 1998

Page 9 of 10 pages

CUSIP No.            075571 10 9

EXHIBIT A

JOINT FILING AGREEMENT

        WHEREAS, the statement on Schedule 13G to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons collectively, the "Reporting Persons"); and

        WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

        NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

  1.
  Each of the Reporting Persons is individually eligible to use the Joint Statement.

  2.
  Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

  3.
  Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

  4.
  None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such person knows or has reason to believe that such nformation is inaccurate.

  5.
  The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.
Date: March 8, 2002
/s/ MANNY MASHOUF
Manny Mashouf TTEE Mashouf Family Trust UTD April 1, 1998

/s/ NEDA MASHOUF
Neda Mashouf TTEE Mashouf Family Trust UTD April 1, 1998

/s/ MANNY MASHOUF
Manny Mashouf TTEE Manny Mashouf Charitable Remainder Unitrust December 21, 1998

Page 10 of 10 pages

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SIGNATURE
EXHIBIT A
JOINT FILING AGREEMENT